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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

       SAFE TECHNOLOGIES INTERNATIONAL, INC., (SFAD) DIVERSIFIES
              WITH ADDITIONAL INTERNET COMPANY ACQUISITION

Palm Beach, FL., February 2, 1999, Safe Technologies International, Inc.(OTC:BB: SFAD), announced today that they have entered into an Acquisition Agreement with Internet Associates International, Inc., a Boca Raton, FL., based company, which will close on or before February 5, 1999.

Brad Tolley, Vice President of Investor Relations, reports that "pursuant to the Company's foray into E-Commerce, via INCyberMall.com, (the mall for the 'rich and famous') and our business plan of increasing Shareholder value, exponentially, by rolling up Internet company acquisitions, we are pleased that an agreement has been completed with Internet Associates. They bring to our group an additional and compatible levels of Internet services to the existing Company's E-Commerce specialization".

Internet Associates International, Inc., (IAI) is an Internet marketing and web site development firm involved in the development, marketing, and hosting of web sites, as well as the training of web developers. IAI owns and maintains five Internet Servers, on location, with direct redundant T-1 connections to the Internet. The Internet servers are equipped with secure commerce, e-commerce applications, shopping cart facilities and database driven applications.

IAI specializes in quality 'market-driven' web sites that unleash the power of the Internet, combining innovative web design and programming with traditional marketing and advertising elements especially designed to promote interactivity and volume response to each customers web site. Currently, IAI offers web services to over 3000 customers, nationally. Training Programs offering Web Master Certificates to Ft. Lauderdale Art Institute Graduates, rounds out the IAI Internet services.

The terms of the Acquisition are a stock for stock transaction, wherein the IAI former stockholders will enter into three year share lock-up agreements after closing, for sale of their SFAD stock. The acquisition price is based on a formula of IAI Net Profits for the Year 1999. Earnings are projected to be a minimum of $400,000 on projected Revenues of $1,500,000. The IAI staff currently consists of 19 people; IAI's existing two Managing Directors will each enter into a three year Employment Agreement with the Company.

Safe Technologies International, Inc., (OTC: SFAD), based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentrations:
Internet, Technology, and Heath Care/Wellness.

    SOURCE:         Safe Technologies International, Inc.,(SFAD)
    CONTACT:        Brad Tolley VP Investor Relations
    TEL:            561-832-2700
    EMAIL:          investor.relations@safetechnologies.com
    HTTP://         www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including unproven market for SFAD's products and services, the availability of suitable financial resources, the availability of management, as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended September 30, 1998.